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                                                                    EXHIBIT 10.7

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

     This Base Agreement [*] ("Base Agreement" or "BA") dated as of Effective Date ("Effective Date"), between International Business Machines Corporation ("Buyer") and LSI Logic Storage Systems, Inc. ("Supplier"), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Products and Services described in SOWs issued under this Base Agreement. Products and Services acquired by Buyer on or after the Effective Date will be covered by this Base Agreement. This Base Agreement will remain in effect until terminated.

     1.0 Definitions:

     "Affiliates" means entities that control, are controlled by, or are under common control with, a party to this Agreement.

     "Agreement" means this Base Agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), and other attachments or appendices specifically referenced in this Agreement.

     "Buyer Products" means products manufactured by or for Buyer that incorporate the Products sold and licensed to Buyer hereunder.

     "Buyer Reseller" means any Person appointed by Buyer to sell Products and to sublicense and distribute the Supplier Software to End Users.

     "Business Day" means any day, other than a Saturday or Sunday, on which United States Federal banks are open for business.

     "Day" means calendar day.

     "Documentation" means all supporting publications and documentation relating to the Products that Supplier makes available to end users of the Products, including, but not limited to, all end user documents

     "End User" means any Person that has been granted a sublicense by Buyer or a Buyer Reseller to use the Supplier Software solely (i) in conjunction with the use of Product as incorporated into Buyer Product, and (ii) for their own internal use, and not for distribution or resale.

     "Functional Specification" shall mean the technical and functional specification for each Product as included as an exhibit to the applicable PUA.

     "Harmful Code" means any computer code, programming instructions or set of instructions that is constructed with the ability and intent to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware, without consent, intent or knowledge of the user of the computer that is affected by such computer code, programming instructions or set of instructions. This definition includes but is not limited to, self-replicating and self-propagating instructions commonly called viruses or worms.

     "Order" or "Purchase Order" means any written purchase order or purchase order in electronic form for Products placed by Buyer or Affiliates with Supplier.

     "Part(s)" means those hardware components, subassemblies, power supplies and other materials that are used to maintain, repair, support or are used for or with the Products. Part(s) does not include Supplier Software.

     "Participation Agreement" or "IPA" means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.

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     "Person" or "person" means any corporation, partnership, limited liability company, joint venture, other entity or natural person.

     "Personnel" means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.

     "Prices" means the agreed upon payment and currency for Products and Services, including all applicable fees, payments and taxes, as specified in the relevant SOW and/or WA.

     "Products" means items that Supplier prepares for or provides to Buyer as described in a SOW including Supplier Hardware, Supplier Software, Documentation and Parts (including Parts delivered to Buyer separately and not as a component of the Products).

     "Product Unique Attachments" or "PUA" shall mean any document which identifies itself as a PUA and is mutually agreed upon by the Parties.

     "Services" means work that Supplier performs for Buyer as described in a SOW.

     "Statement of Work" or "SOW" means any document that:

          1. identifies itself as a statement of work;

          2. is signed by both parties;

          3. incorporates by reference the terms and conditions of this Base Agreement; and

          4. describes the Products and Services, including any requirements, specifications or schedules.

     "Supplier Hardware" means the hardware and equipment portions of Products. Supplier Hardware shall also include Parts.

     "Supplier Software" means the Supplier's device drivers, utilities, firmware and other computer software in machine executable object code form that Buyer needs to operate and support the Products and that is licensed to Buyer under this Agreement.

     "Week(ly)" or "week(ly)" refers to a calendar week.

     "Work Authorization" or "WA" means Buyer's authorization in either electronic or tangible form for Supplier b conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

     2.0 Statement of Work

     Supplier will provide the Products or Services as specified in a SOW only when specified in a WA. Supplier will begin work only after receiving a WA from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer a summary of the anticipated impact such changes will have on any affected Products, Services or schedules. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties.

          2.1 Withdrawal of Products

     Supplier will notify Buyer at least [*] to Supplier's withdrawal of any withdrawal of the Product. Such withdrawal notice will [*] of the relevant SOW, unless Supplier [*]. Buyer shall ensure that any such Product withdrawals will not affect FRU availability.

     3.0 Pricing

     Supplier will provide Products and Services to Buyer for the Prices. The Prices for Products and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer.

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     4.0 Payments

     Terms for payment will be specified in the relevant SOW and/or WA.

     5.0 Electronic Commerce

     To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.

     6.0 Warranties

          6.1 Ongoing Warranties

     Supplier makes the following representations and warranties:

          1. Supplier has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject;

          2. No claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer's use or sale of the Products;

          3. Products, and Parts thereof, are free from defects in design (except for written designs provided by Buyer unless such designs are based entirely on Supplier's specifications), material and workmanship and the Products, or Parts thereof, will conform to the Functional Specifications and requirements for the Product as specified in the relevant SOW and/or WA, including but not limited to quality requirements, for the applicable time period from the date of transfer of title to Product from Supplier to Buyer as specified in the relevant SOW and/or WA (the "Applicable Warranty Period");

          4. Products are safe for use consistent with: (i) the warranties in subsections 6.1 (3), 6.1 (6), 6.1 (7) and 6.1 (8), and (ii) the Functional Specification and specifications for the Products as set forth in the relevant SOW and/or WA;

          5. Products and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign);

          6. Products neither contain, nor are any of the Products manufactured using, ozone depleting substances known as halons, chlorofluorocarbons, hydrochlorofluorocarbons, methyl chloroform and carbon tetrachloride as defined by the Montreal Protocol;

          7. Products are new and do not contain used or reconditioned Parts; other than Products that are supplied to Buyer to fulfill redemption of a warranty requirement,

          8. Supplier is knowledgeable with respect to, and is and will remain in full compliance with, all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals);

          9. Supplier will not export, directly or indirectly, any technology, software or commodities provided by Buyer (or their direct product to any of the countries or to nationals of those countries), listed in U.S. Export Administration Regulations' Country Groups D:l and E:2, as modified from time to time, unless authorized by appropriate government license or regulations;

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          10. Supplier will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement; and

          11. Supplier will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, and will cooperate fully with Buyer's requests for access to, correction of, and destruction of Personal Data in Supplier's possession.

          12. Supplier shall use commercially reasonable efforts to ensure Supplier's Software is not contaminated by Harmful Code.

     The limited warranties set forth in Section 6.1 are made to and for the benefit of Buyer only and are nontransferable. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND SUPPLIER DISCLAIMS ANY WARRANTIES OR CONDITIONS OF MERCHANTABILTY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS AND ANY OTHER MATERIALS AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND WITH RESPECT TO THE USE OF ANY OF THE FOREGOING.

             6.1.1 Warranty Exclusions

     The warranties in Section 6.1(3) and 6.1(4) shall not apply to any Product:

          (i) that has been subject to misuse or abuse (including static discharge, improper installation, or accident);

          (ii) that has been modified by someone other than Supplier except where such modification (a) is consistent with Supplier's supporting publications and documentation relating to the Products that Supplier makes available to its customers with the Products, and any updates to such publications and documentation, (b) involves implementation or installation of an item provided by Supplier (e.g., code updates); or (c) was performed by someone other than Supplier at Supplier's direction or was otherwise approved in writing by Supplier,

          (iii) that has been damaged as a result of actions on the part of Buyer or its Affiliates or actions that would not be reasonably contemplated in proper use of the Product;

          (iv) that has been subject to improper maintenance procedures;

          (v) that has been used in a manner inconsistent with the Functional Specifications and supporting publications and documentation relating to the Products that Supplier makes available to its customers with the Products, and any updates to such publications and documentation; or

          (vi) when Supplier is unable to replicate the reported problem in the specified operating environment using commercially reasonable efforts.

          6.2 Warranty Redemption

     Subject to Section 9.0 (Supplier Liability for Third Party Claims) those Products that do not conform to the warranties set forth in Sections 6.1(3),
(4), (5), (6), (7), and (12) will be repaired or replaced by LSI within [*] of IBM's written notification to LSI. However, for situations involving nonconformance prior to IBM's delivery of its Product to IBM's customers and resellers, LSI shall replace the non-conforming Product with anew conforming Product within [*]. If repair or replacement is not reasonably feasible, then the purchase price paid shall be credited or refunded. The foregoing warranty remedies shall only apply if: (i) the failure has occurred within the Applicable Warranty Period, (ii) Supplier has received written notice of the warranty claim, and (iii) in the case of replacement, Buyer returns the Product to Supplier under the Return Material Authorization process set forth in the applicable SOW, and (iv) Supplier has reasonably verified that the Product is defective. Supplier warrants a replacement or repaired Product for the unexpired portion of the Applicable Warranty Period term for the defective Product EXCEPT FOR BUYER'S RIGHT TO RECOVER FOR EPIDEMIC FAILURES, IF ANY, THE REMEDIES SET FORTH IN THIS

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SECTION 6.2 CONSTITUTE SUPPLIER'S SOLE LIABILITY AND BUYER'S EXCLUSIVE REMEDIES
FOR BREACHES OF WARRANTY UNDER SECTIONS 6.1(3), (5), (7), and (12).

          6.3 Post Warranty Service

     Supplier will offer post warranty Services, if any, as specified in the relevant SOW. In the event a third party or Buyer will provide such Services, Supplier will provide the designated party with the information required for the performance of the Services.

          6.4 Epidemic Failures

             6.4.1 In addition to the warranties specified in Section 6.1 and subject to the exclusions in Section 6.1.1, Supplier warrants all Products and Parts against Epidemic Failure as set forth in this Section
        6.4. For the purpose of this Section 6.4, "Epidemic Failure" shall mean:

                (1) a level of recurring failure or defect in the same Product after the Product has been in production for at [*] which failure or defect occurs during the Applicable Warranty Period for such Products or Part and is caused by the same root cause and which occurs in at least a specific defined percentage of Products during a specified period of time to be set forth in an applicable PUA;

                (2) any known defects that create a significant risk to the health and safety of individuals who operate the Products; or

                (3) any known defects that cause data loss or loss of data integrity for the companies or organizations that use the Product if mutually agreed by the parties pursuant to the provisions of Section 6.4.4.

             6.4.2 Recurring Defect. If the parties fail to include a specific percentage of Products and/or a specified period of time in the applicable PUA as required under Section 6.4.1(1), the applicable default percentage defect rate shall be [*] and the default time period shall be [*].

             6.4.3 Health and Safety Risk. In determining whether a defect is a health or safety issue covered under this Section 6.4.1(2), the international standard IEC Publication 950 shall be used as a reference in determining hazard classes.

             6.4.4 Data Loss or Corruption. In the event that a customer loses data, defined as visible data loss, silent data loss or data corruption, the Supplier will immediately conduct a failure analysis. Buyer shall make available such information and assistance as is reasonably required to allow Supplier to conduct its root cause analysis and to provide a corrective action report. If, after review of the failure analysis and corrective action plan, the parties mutually determine that the root cause could potentially cause an unacceptably high failure rate, such failure shall be classified as an Epidemic Failure within the meaning of
        Section 6.4.1(3). Notwithstanding the foregoing, any issue of data loss or data corruption that is caused by the same root cause and that affects the specific defined percentage of Products set forth in Section 6.4.1(1), 6.4.2, and the relevant PUA, if any, shall be considered an Epidemic Defect without the need for further agreement between the parties.

             6.4.5 Recalls/Field Retrofit. Subject to the limitation in Section 6.4.7, Supplier shall bear the financial and logistical obligations of field stocking recalls, installed base recalls, customer retrofits, or other recalls that the parties mutually agree are necessary in connection with an Epidemic Failure as defined under Section 6.4. If Supplier determines that the recalled or field retrofit Product is repairable, Supplier shall provide Buyer with a minimum seed stock equivalent to [*] of Buyer's installed base as soon as is reasonably possible. Buyer will return defective parts to be repaired. Such repair will be cycled within a mutually agreed upon time. If Supplier determines that the recalled or field retrofit Product is not repairable, Supplier shall [*] of the Product(s) in Buyer's customer base within [*] and [*] within [*], subject to Supplier's ability to provide such Product. The remaining Product shall be shipped within an agreed term. Supplier will work with Buyer to track and log all returns from Buyer and will provide Supplier with a periodic report on such activity. If, at the end of

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        the recall or field retrofit activity, Supplier has not received an equal number of Products or Parts as shipped to cover the recall or field retrofit, Buyer will be charged the applicable price per Exhibit I in the Statement of Work for such unaccounted-for Product or Parts.

             6.4.6 Remedies. In the case of an Epidemic Failure as defined under Section 6.4, in addition to the warranty remedies set forth in
        Section 6.2, and subject to the limitation in Section 6.4.7 below, Supplier shall reimburse Buyer for actual and reasonable costs and expenses incurred by Buyer related to remediation of the Epidemic Defect, including, without limitation, costs associated with field and finished goods inventory related costs and labor costs provided that Supplier shall only be responsible for reimbursing Buyer for actual labor costs incurred by Buyer in connection with handling the Epidemic Defect.

             6.4.7 Limitation of Liability for Epidemic Failure. In no event shall Supplier's total, aggregate liability for reimbursement of the remediation expenses set forth in Section 6.4.6 for each unit of the Product affected by a particular Epidemic Defect, exceed an amount equal to [*] of the original price paid by Buyer for the affected unit of the Product. This Section 6.4.7 shall not limit Supplier's obligation under
        Section 6.2.

             6.4.8 Exclusive Remedy. THIS SECTION 6.4 SETS FORTH BUYER'S EXCLUSIVE REMEDY AND SUPPLIER'S SOLE LIABILITY FOR EPIDEMIC DEFECTS.

     7.0 Delivery

          7.1 Delivery Logistics

     Delivery under this Agreement means delivery to the Buyer location and delivery point as specified in the relevant SOW and/or WA. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. The term of sale will be specified in a SOW or WA. Buyer may issue a [*] for quantities of Products that may be required Supplier will only deliver the Products specified in a WA. ANY PRODUCT QUANTITIES CITED IN OR PURSUANT TO THIS AGREEMENT, EXCEPT FOR QUANTITIES CITED IN A WA AS "FIRM", ARE PRELIMINARY AND NON-BINDING ONLY. BUYER MAKES NO REPRESENTATION OR WARRANTY AS TO THE QUANTITY OF PRODUCTS THAT IT WILL PURCHASE, IF ANY.

          7.2 On-Time Delivery

     The lead-time for Buyer to issue a WA prior to delivery will be specified in a SOW. Products specified in a WA for delivery with such lead-time will be delivered on time. Supplier will use reasonable efforts when Buyer requests delivery with a shorter lead-time. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:

          1. cancel without charge Products or Services not yet delivered; only if the Products or Services at issue are not delivered within [*] after the acknowledged ship date;

          2. require Supplier to deliver Products using priority freight delivery at [*]; and,

          3. exercise all other remedies provided at law, in equity and in this Agreement.

     8.0 Intellectual Property

     Supplier grants Buyer the licenses expressly set forth in applicable SOWS. This Agreement does not grant either party the right to use the other party's or their Affiliates' trademarks, trade names or service marks.

     9.0 Supplier Liability for Third Party Claims

          9.1 General Indemnification

     Supplier will defend Buyer and Buyer Personnel against third party claims that arise or are alleged to have arisen as a result of (a) negligent or intentional acts or omissions of Supplier or Supplier Personnel; or (b) allege personal injury or damage to real or tangible property caused by Supplier or Supplier's Product and
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pay all damages, costs and attorney's fees finally awarded against Buyer, or that are part of a settlement agreed to by Supplier in its sole discretion.

     Supplier's obligations under this Section 9.1 shall be contingent on Buyer
(i) notifying Supplier promptly in writing of any claims, (ii) giving Supplier sole control of such defense and settlement negotiations, and (iii) giving Supplier proper and full information and assistance to settle and/or defend any such claim. Failure by Buyer to notify Supplier promptly in writing of such a claim will relieve Supplier of its obligations under this Section only to the extent that Supplier's ability to defend the claim is prejudiced by such lack of notice.

          9.2 Intellectual Property Indemnification

     Supplier agrees to defend and pay all damages, costs and attorney's fees finally awarded against Buyer, or that are part of a settlement agreed to by Supplier in its sole discretion, that arise from any claim brought by a third party against Buyer that the Product infringes any intellectual property right of a third party. If such claim of infringement is made, Supplier may, and if it is adjudicatively determined that the Product infringes Supplier shall, use reasonable efforts to (a) obtain for Buyer the right to continue to use and sell the Product, (b) replace the Product with non-infringing product which meets the Product specifications or (c) to modify the Product so it is non-infringing and in compliance with the Agreement. If such claim of infringement is made before Supplier completes delivery of the affected Product under this Agreement, Supplier may decline to make further shipments of that Product without breaching this Agreement. Supplier's obligation of defense and indemnification shall exclude any claims arising from (i) Buyer's technology or compliance with Buyer's written specifications, (ii) Buyer's combining with, adding to, or modifying the Product after delivery by Supplier, unless Supplier is a contributory infringer, (iii) use of the Product or any Part of the Product, in the practice of a manufacturing process, or (iv) Buyer's failure to follow material or written instructions provided by Supplier that would have rendered the Product non-infringing.

     THIS ARTICLE 9 STATES THE SOLE LIABILITY OF SUPPLIER AND THE EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCT (OR ANY PART THEREOF) OR THE SERVICES.

     10.0 Limitation of Liability between Supplier and Buyer

     Except for liability under Section 9.0 (Supplier Liability for Third Party Claims), Section 14.6 (Exchange of Information), and liability for Epidemic Failures for which Buyer shall be entitled to recover only those damages specifically described in Section 6.4, neither party shall be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages, even if advised of the possibility of such damages.

     Except for liability under the Section 9.0 (Supplier Liability for Third Party Claims), Section 14.6 (Exchange of Information) and liability for Epidemic Failures for which Buyer shall be entitled to recover only those damages specifically described in Section 6.4, in no event shall Supplier's total, aggregate liability for direct damages for all claims relating to a specific Part or Product exceed an amount equal to the [*] by Buyer for purchases of those Parts or the Products during the [*] the breach that gave rise to Buyer's claim for damages.

     The foregoing limitations and exclusions shall apply regardless of the theory of liability, whether based in contract, tort (including negligence or product liability or product liability) or warranty, in connection with or under this Agreement, even if the parties have been advised of the possibility of such damage.

     11.0 Supplier and Supplier Personnel

     Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:

          1. ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;

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          2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel; and

          3. ensure Supplier Personnel performing Services on Buyer's premises comply with the On Premises Guidelines and upon request, provide Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export control reasons.

     12.0 Insurance

     Supplier will maintain at its expense:

          1. commercial general or public liability insurance with a minimum limit per occurrence or accident of [*] (or local currency equivalent);

          2. workers' compensation or employers liability insurance as required by local law, such policies waiving any subrogation rights against Buyer, and

          3. automobile liability insurance as required by local statute but not less than [*] (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.

     Insurance required under clauses (1) and (3) [*], and will be purchased from insurers with an AM Best Rating of B+ or better and a financial class rating of 11 or better.

     13.0 Term and Termination

          13.1 Termination of this Base Agreement

     Either party may terminate this Base Agreement for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWS or WAs upon written notice to the non-terminating party.

          13.2 Termination of a SOW or WA

     Buyer may, upon written notice to Supplier, terminate a SOW or WA:

          1. with Cause effective at the end of a [*] written notice period if the Cause remains uncured; or

          2. without Cause: At the end of a [*] written notice period.

     Upon termination, in accordance with Buyer's written direction, Supplier will immediately:

          1. cease work;

          2. prepare and submit to Buyer an itemization of all completed and partially completed Products and Services;

          3. deliver to Buyer Products satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and

          4. deliver upon request any work in process.

     In the event of any termination of this Base Agreement or a particular SOW and/or WA without Cause, the applicable provisions of this Agreement shall continue to apply to all Orders accepted by Supplier prior to the effective date of such termination and any monies due to Supplier hereunder shall become promptly due and payable. In the event of any termination of this Base Agreement or a particular SOW and/or WA or Supplier terminates for Cause, within [*] of such termination, Buyer shall pay Supplier (a) any and all cancellation fees pursuant to applicable SOWS and/or WA; (b) the full price of completed inventory of Products built specifically to Buyer's specifications, (c) the actual cost of all long lead time materials purchased by Supplier for the manufacture of the Products; (d) the full cost of all Buyer unique Parts; (e) Parts inventories ordered for scheduled builds of accepted Orders for Product, (f) charges incurred to re-
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work Product in order to make it suitable for sale to an alternative party; and
(g) for the actual and reasonable expenses incurred by Supplier for work in process up to and including the effective date of termination, provided Supplier uses shall use commercially reasonable efforts to mitigate Buyer's liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Products (including raw materials or works in process) and provided such expenses do not exceed the Prices. Notwithstanding the foregoing, Supplier shall have no such duty to mitigate if the Products are custom Products built specifically to Buyer's specifications.

     14.0 General

          14.1 Amendments

     This agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

          14.2 Assignment

     Neither party will assign their rights or delegate their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of all or a substantial part of its business or assets which perform under this Agreement whether by merger, reorganization, acquisition, sale or otherwise. Any unauthorized assignment of this Agreement is void. Subject to the foregoing, and this Agreement shall benefit and bind the permitted successors and assigns of the parties. The foregoing will not preclude either party from subcontracting their duties as described in the SOW.

          14.3 Choice of Law and Forum; Waiver of Jury Trial; Limitation of
     Action

     This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant agreement or PA is located, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than from the date on which the cause of action arose.

          14.4 Communications

     All communications between the parties regarding this Agreement will be conducted through the parties' representatives as specified in the relevant SOW. Supplier will use reasonable efforts to participate in replenishment logistics programs presented by Buyer.

          14.5 Counterparts

     This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

          14.6 Exchange of Information

     All information exchanged is non confidential, unless exchanged under the terms and conditions of Confidential Disclosure Agreement [*] ("CDA"). If either party requires the exchange of confidential information, it will be made under a separate signed confidentiality agreement between the parties under this Agreement will be governed by the CDA. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement.

          14.7 Freedom of Action

     This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Products or Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.

          14.8 Force Majeure

     Neither party will be in default or liable for any delay or failure to comply with this Agreement due to act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other, in whole or in part, any Force Majeure Event provided such party immediately notifies the other of the existence of such Force Majeure Event. A "Force Majeure Event" shall include events, occurrences, or causes beyond the reasonable control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, riots, acts of war, earthquakes, fire and explosions, but the inability to meet financial obligations is expressly excluded.

          14.9 Obligations of Affiliates

     Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

          14.10 Prior Communications and Order of Precedence

     This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:

          1. the quantity, payment and delivery terms of the relevant WA;

          2. the relevant SOW;

          3. this Base Agreement; and

          4. the remaining terms of the relevant WA.

          14.11 Record Keeping

     Supplier will maintain (and provide to Buyer upon reasonable request) relevant and necessary business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than [*] following completion or termination of the relevant SOW and/or WA. All accounting records will be maintained in accordance with generally accepted accounting principles.

          14.12 Severability

     If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

          14.13 Survival

     The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: "Ongoing Warranties", "Defects", "Warranty Redemption", "Intellectual Property", "Supplier Liability for Third Party Claims", "Limitation of Liability between Supplier and Buyer", "Record Keeping and Audit Rights", "Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action", "Exchange of Information", and "Prior Communications and Order of Precedence".

          14.14 Waiver

     An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

          14.15 Export Regulations

     Buyer understands and acknowledges that Supplier and its Products may be subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain software and technology to certain countries.

     Any and all obligations of Supplier to provide the Product as well as any other technical information or assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and Software abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Buyer and Supplier will comply with the Export Administration Regulations, United States export laws and other United States laws and regulations governing exports in effect from time to time.

          14.16 Governmental Approvals

     Buyer represents and warrants that it will obtain all required approvals of the government of any country outside the United States in which it markets or distributes the Product.

          14.17 Notices

     Any notice given under this Agreement must be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received or, if mailed as set forth above, three (3) days after the date of mailing.

If to Buyer:                                       If to Supplier:
[*]                                                LSI Logic Storage Systems, Inc.
[*]                                                Attn: General Counsel
International Business Machines Corporation        1621 Barber Lane
3039 Cornwallis Road                               Milpitas, CA 95035
Research Triangle Park, NC 27709

ACCEPTED AND AGREED TO:                            ACCEPTED AND AGREED TO:

INTERNATIONAL BUSINESS MACHINES CORPORATION        LSI LOGIC STORAGE SYSTEMS, INC.

By: /s/ Illegible                    8/25/03       By: /s/ Illegible                    8/20/03
                                                   ----------------------------------------
--------------------------------------------       Supplier Signature                      Date
Buyer Signature                         Date


For Bob Murphy                                     Illegible
--------------------------------------------       --------------------------------------------
Printed Name                                       Printed Name


Director OEM Procurement                           Sr. Director, OEM Sales
--------------------------------------------       --------------------------------------------
Title and Organization                             Title and Organization


--------------------------------------------       --------------------------------------------
Buyer Address:                                     Supplier Address:
IBM Corporation                                    LSI Logic Storage Systems, Inc.
Raleigh, NC                                        1621 Barber Lane
USA                                                Milpitas, CA 95035

     This Statement of Work ("SOW") [*] adopts and incorporates by reference the terms and conditions of Base Agreement [*] ("Base Agreement" or "BA") between LSI Logic Storage Systems Inc. ("SUPPLIER" or "LSI") and International Business Machines Corporation ("BUYER" or "IBM"). This SOW is effective beginning on MARCH 14, 2003 and will remain in effect until [*]. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW, the Base Agreement and any applicable Work Authorizations ("WAs"). Any provisions of this SOW that by their nature extend beyond its termination or expiration will remain in effect until fulfilled, and apply to respective successors and assignees. This SOW is not a WA. The initial Product Unique Attachment is attached hereto as "Product Unique Attachment #1" and is incorporated herein by reference. Subsequent Product Unique Attachments or changes to existing Product Unique Attachments will take effect on the effective date provided therein and will be incorporated herein upon execution by the parties.

     1.0 Definitions

     "Certified Service Product" or "CSP" means Repaired Products and/or Parts. Notwithstanding the relevant "Ongoing Warranties" provision in the Base Agreement, CSP may contain used or reconditioned part(s), provided that such part(s) are properly marked as "SERVICEABLE USED PART(S)" as further described in this SOW.

     "Customer(s)" mean Buyer's customer(s).

     "Developer Test Systems" means a configuration of installed hardware and software that Supplier maintains which is representative of typical Customer installations for the Product and, at a minimum, contains current and current minus 1 level of the Product and any prerequisite and co-requisite hardware and software specified by Buyer.

     "Emergency Order" or "EO" means a WA placed by Buyer for FRUs with a Lead Time not to exceed [*].

     "End of Service" or "EOS" means date when Buyer officially discontinues Customer service and support for a Product. EOS dates are only addressed for the purposes of defining the date through which Supplier will make Repair Services available for Products, and do not affect Supplier's obligations with respect to FRU or other Product availability.

     "End of Marketing" or "EOM" means the date when Buyer officially discontinues marketing for a Product.

     "Engineering Change" or "EC" means any change(s) to Product.

     "Error Corrections" means error corrections, bug fixes and workarounds to the Supplier Software that Supplier generally makes available free of charge to its customers who purchase the Product.

     "Field Replaceable Unit" or "FRU" means a Product, Product component, Product subassembly, Product Documentation, Supplier Software, or other Product Part used to service a Customer system.

     "Lead Time" means the minimum length of time prior to a specific delivery date that Supplier must receive a WA from Buyer to ensure delivery by such date.

     "Major Change" shall mean a material change within the specification that affects the maintainability, operation, or reliability of a Product, or changes affecting appearance or interfaces (including electrical signal and/or power grounding interfaces) where such change is proposed by Supplier. A Mandatory Change or a change requested by Buyer does not constitute a Major Change.

     "Mandatory Change" shall mean a change to the Product that is required by law, to satisfy governmental standards or for safety reasons.

     "Problem" means any Product defect, including, without limitation, any software defects, arising as a result of the failure of Products to function in all material respects in accordance with their specifications and other requirements under the Base Agreement, this SOW or the relevant Product Unique Attachment or Work Authorization.

     "Problem Management Record" or "PMR" means a record documenting support actions taken in response to a Customer's request for support in connection with a suspected Problem.

     "Product Unique Attachment" or "PUA" means any document:

          (1) identifies itself as a product unique attachment;

          (2) that is signed by both parties;

          (3) incorporates by reference the terms and conditions of the Base Agreement and this SOW; and

          (4) contains terms and conditions unique to a specific product.

     "Repair" or "Repaired" means all required repair activity including, disassembly, failure analysis, testing, component recovery, rework, warranty process, packaging, final testing, and all other processes necessary to ensure Products or relevant Parts thereof, which are sent to Supplier for repair within the Applicable Warranty Period, meet all the functional performance requirements applicable to newly manufactured Products in accordance with this SOW and relevant PUA or WA.

     "Spare Part(s)" shall have the meaning set forth in Section 3.2.

     "Turn Around Time" or "TAT" means the elapsed time from the date of receipt acknowledgment of a Product arriving at Supplier's location for Repair until shipment notice of Repaired Product back to Buyer.

     "Yield" means the relationship between Product sent to Supplier for Repair and the CSP returned to Buyer.

     2.0 Product Definition

          2.1 Product Description. The Products are described in the Product Unique Attachment(s). Products also include all FRUs and CSPs.

          2.2 Product Specifications & Certifications. Products will comply with all the requirements set forth below:

             - [*], IBM Corporate Standard "Automatic Identification (AI) for
               Packaging, Distribution and Manufacturing -- Bar Coded Labels'

             - [*], "Packaging and Handling -- Supplier and Interplant
               Requirements" Supplier's published Functional Specifications for the Product

             - FAA Certification, Supplier certifies that Products and their packages do not contain explosives, hazardous materials, incendiaries and/or destructive devices as defined by the FAA.

          2.3 COO Product Certification. Supplier certifies that the Products have the country(ies) of origin specified in the Product Unique Attachment(s) to this SOW. If there are any changes to this information, Supplier will notify Buyer by providing a new country of origin certification signed by an authorized Supplier representative before shipping any affected Products. If any part number has more than one possible country of origin, Supplier certifies that each country of origin is specified in the Product Unique Attachment(s), and Supplier will deliver to Buyer, instructions regarding how Buyer can distinguish each country of origin for Part numbers with more than one possible country of origin prior to shipping the affected Products.

          2.4 Engineering Changes. ECs submitted by Buyer will be reviewed by Supplier and implemented by Supplier in a manner consistent with the Product's original design (e.g., a missing "caution" label will be replaced by the same type of label and in the same location as originally specified). Supplier will provide documentation illustrating its performance of ECs upon Buyer's request. If Buyer places requirements or limitations on a particular Product that result in an increase in Price as compared to the prices of similar products offered without such requirements, then Supplier shall notify Buyer of the opportunity to lower Price, and Buyer shall have the option of modifying the requirements so that its Products can be purchased at this lower price.

          2.5 Supplier Software and Documentation. Supplier will deliver, at the earlier of a date requested by Buyer or prior to its first shipment of Product, all Supplier Software and Documentation in a format and media as specified by Buyer. Additionally, Supplier will promptly deliver to Buyer all Documentation in the same format and media as specified by Buyer.

          2.6 Software License. Subject to the terms and conditions of this Agreement, Supplier grants Buyer a non-exclusive, worldwide, irrevocable (except as set forth in this Section 2.6), non-transferable (except as permitted under Section 14.2 of the Base Agreement), [*] license, under all of Buyer's intellectual property rights in the Supplier Software to use, execute, perform, display, sublicense (as set forth in Section 2.8 below) and distribute the Supplier Software with the Product and any Error Corrections solely for use with the Product in connection with Buyer's sale, marketing and licensing (in the case of the Supplier Software) of the Products. The forgoing shall license shall include the right to reproduce (on any media or using any distribution technology whatsoever, whether known or unknown) Error Corrections for distribution to Buyer Resellers and End Users for use with the Products and a reasonable number of copies of Supplier Software for use internally in connection with support of the Product. The rights and licenses under this Section 2.6 may be revoked by Supplier upon a material breach of the Agreement that Buyer fails to cure within [*] of receipt of written notice from Supplier specifying the material breach. Notwithstanding any such revocation, any sublicenses granted to End Users by Buyer prior to the date of any revocation of rights and licenses under this Section 2.6 shall continue in full force and effect.

          From time to time, Supplier may decide that in lieu of providing Buyer with Error Corrections it will instead provide Buyer with a subsequent version or release of the Supplier Software for which Buyer would normally be charged a royalty (e.g., a subsequent version or release that also provides additional functionality or capability). In such cases, Buyer shall be entitled to distribute such subsequent version or release of the Supplier Software to End Users in order to resolve errors, defect or bugs in the prior version of the Supplier Software reported by such End Users [*] to Supplier, provided that such Software is necessary to cause the Product to work in accordance with its Functional Specifications in the absence of a Error Correction and Buyer does not charge End-Users for such subsequent version or release of the Software beyond an amount necessary to recover Buyer's reasonable cost and expenses of distributing such Supplier Software (e.g., costs of media, shipment, etc.). Upon request, Buyer will provide Supplier with reasonable information to demonstrate that such Supplier Software was only distributed [*] to End, Users reporting the errors, defects or bugs.

          2.7 Documentation License. Subject to the terms and conditions of this Agreement, Supplier grants Buyer and Buyer's Resellers a nonexclusive, worldwide, irrevocable (except as set forth in this Section 2.7), non-transferable (except as permitted under Section 14.2 of the Base Agreement), [*] license under all of Supplier's intellectual property rights, to modify and create derivative works of the Documentation in order to put such Documentation into Buyer standard format; and (b) use, execute, reproduce, perform, display, sublicense (as set forth in Section 2.8 below) and distribute (on any media or using any distribution technology whatsoever, whether known or unknown) the Documentation and any Derivative Works to Buyer Resellers and End Users who have purchased the Product. The rights and licenses under this Section 2.7 may be revoked by Supplier upon a material breach of the Agreement that Buyer fails to cure within [*] of receipt of written notice from Supplier specifying the material breach. Notwithstanding any such revocation, any sublicenses granted to End Users by Buyer prior to the date of any revocation of rights and licenses under this Section 2.7 shall continue in full force and effect.

          2.8 Sublicense Rights. Buyer may grant sublicenses under the licenses granted in Sections 2.6 and 2.7 above to: (a) Buyer Resellers to permit them to distribute: (i) the Supplier Software as part of the Product, and
     (ii) the Error Corrections and Documentation for use with the Product ; and
     (b) End Users to permit them to use (i) the Supplier Software and Error Corrections as part of the Product and (ii) the Documentation with the Product. All sublicenses granted by Buyer pursuant to its rights under this

     Section 2.8 shall be granted under terms and conditions no less stringent than those used by Buyer in the licensing of its own Products.

          2.9 Restrictions. Buyer is granted only those rights with respect to the Supplier Software and Documentation that are specifically set forth in this Section 2. Except as otherwise specified, Buyer acknowledges that Buyer is not granted any other right, title or interest in the Supplier Software and Documentation and all copies of the Supplier Software and Documentation shall be and remain the property of Supplier. Buyer agrees not to take any action that is inconsistent with the license rights granted herein. Except as explicitly set forth, Buyer will not (a) decompile, decode, reverse translate, or disassemble the Supplier Software in any way, including the removal or obstruction of any copyright or trade secret notices found on the Supplier Software without first obtaining consent of the Supplier or (b) modify or create derivative works of the Supplier Software.

          2.10 Tamper Evident Protection. To the extent that Supplier ships new Product in its final Customer ready form, Supplier shall ship Product in compliance with Packaging specification entitled, "IBM Packaging Requirements Manual, Reference Document Number, [*]."

     3.0 Purchasing

          3.1 WA Issuance. Buyer is under no obligation to purchase any Products and/or Services, except as ordered in WAs and within the liability limits addressed elsewhere in the Agreement, including those addressed in the Product Unique Attachment(s) to this SOW. Supplier will comply with Buyer's requested changes to delivery of Products specified in a WA as described in the Product Unique Attachment(s) to this SOW, with the applicable additional charge to Buyer, if any. If Buyer decreases Product quantities specified in a WA outside of allowances described in the Product Unique Attachment(s) to this SOW, Supplier will use commercially reasonable efforts to mitigate Buyer's liability for such Product quantities. The parties acknowledge that WAs may be placed on Supplier under this SOW by entities other than the Buyer, but only to the extent expressly authorized by Buyer in writing, and agreed to in writing by Supplier. Supplier may reject Buyer's third party authorization only if such rejection is commercially reasonable. Supplier agrees that for such authorized purchases that (a) the Buyer authorized third party purchaser under this SOW shall have extended to it all the protections, rights, and other benefits of the Agreement; (b) Buyer is a third party beneficiary and has the right to enforce the terms of this Agreement on such purchases on a joint and several basis; and (c) Buyer shall not be liable to either party with regard to such purchase transactions.

          3.2 Spare Parts Availability. Supplier will maintain the capability to supply, and shall provide Product spare parts (i.e., portions of the Product as described herein or as may be subsequently described by Buyer, including, without limitation all FRUs, hereinafter referred to as "Spare Parts"), and technical support for the Product as described in this SOW during the term of this SOW and for a period of [*] thereafter (or longer period as may be required by law upon Buyer or Supplier) under the terms and conditions of the Agreement. Supplier will give Buyer a last time buy option at the end of such [*] period, and shall also offer any follow on products that are compatible with Products herein. Supplier will notify Buyer prior to Supplier's withdrawal of any Product(s), and such withdrawal will [*] of the SOW and will not affect Supplier's responsibilities under this section related to Spare Parts availability or technical support.

          3.3 Use of Subcontractors. Supplier's use of subcontractors will not relieve Supplier of the responsibility for the subcontractor's performance, and Supplier's responsibilities assumed under this SOW will be equally applicable to such subcontractors, as must be agreed upon between Supplier and such subcontractors.

          Buyer reserves the right to reject Supplier's use of a subcontractor in performance of this SOW for any commercially reasonable reason (e.g., where the subcontractor(s) perform duties or responsibilities at IBM's location or the location of customers).

          3.4 Minority and Women Business Enterprises (MWBEs). Where Supplier engages any subcontractors to perform its obligations under this Agreement and any Statement of Work, Supplier will attempt to make commercially reasonable efforts to engage a representative percentage ([*]) of subcontractors that are certified Minority and Women Business Enterprises, including, but not limited to, such MWBE subcontractors on Supplier's bid lists to IBM. Supplier will use commercially reasonable efforts to track spend data with these MWBE subcontractors and will provide the data to IBM Procurement, if the data is available, when requested. The parties agree that Supplier will make a good faith effort to comply, and that failure to comply with this provision will not constitute a breach of this Agreement.

          3.5 Taxes and Duties. Supplier will ensure that the Prices do not include any sales, use or other similar taxes that do not apply to Buyer as a reseller of Products and/or Services. Payment of transportation, import/export fees, duties, taxes and tariffs will be specified in Exhibit 3.

          3.6 Invoices. Terms for payment on all Supplier invoices will be [*] from receipt of an acceptable invoice by Buyer. Supplier will invoice Buyer upon shipment of all Product shipped to fulfill discrete purchase orders, or upon pull of all Product pulled from the hubs. Invoices to Buyer must include, at a minimum, the following: (i) applicable WA line item numbers;
     (ii) SOW and WA numbers; (iii) terms of payment as provided herein; (iv) billing period dates; (v) applicable Product unit Prices; (vi) total amount invoiced; (vii) the Harmonized Tariff Code of the importing country for every Product; and (viii) Product descriptions with sufficient detail to enable verification of associated Product categorical classifications.

          3.7 Electronic Commerce. Buyer may issue scheduling documents ("Blanket Purchase Orders") which may have the appearance of a normal WA, but do not include a delivery date. Such Blanket Purchase Orders are issued only as a logistical processing document to enable the use of electronic purchase order communications and are not binding in any manner and shall not be considered as WAs by the parties, regardless of quantities or prices that may be included in such Blanket Purchase Orders. Unless previously submitted by Supplier, in order to initiate electronic transfer of payments associated with this SOW, Supplier will complete the form entitled "Authorization for Electronic Funds Transfer" as provided to Supplier by Buyer and fax the completed form to Accounts Payable at the number included on the form.

     4.0 Technical Support

     Technical support is as in described in Exhibit 6.

     5.0 Quality

          5.1 Product Modifications.

             5.1.1 Major Changes. Supplier will provide Buyer with written notice before implementing a Major Change. Supplier shall use reasonable efforts to provide Buyer with such written notice [*] prior to implementing a Major Change. Except in the case of a Mandatory Change, within [*] after receiving the Major Change notice, Buyer may provide written notification to Supplier of its acceptance or rejection of that Major Change. In the event of rejection by Buyer, Supplier may, at its sole option and discretion, (i) continue to provide the applicable Products without such Major Change to Buyer, for a time period and at a price to be agreed upon by the Parties, or (ii) terminate this SOW with respect to the applicable Products. At Buyer's request and expense Supplier shall furnish a limited number of samples of changed Products to Buyer for evaluation.

             5.1.2 Mandatory Changes. Supplier may at any time issue Mandatory Changes. Supplier will use reasonable efforts to provide Buyer with [*] prior written notice of Mandatory Changes before implementing such changes. If Buyer submits non-cancelable orders for a Product scheduled to be changed before the date on which that change is scheduled to become effective, and those orders specify delivery within [*] after that effective date, Supplier will use commercially reasonable efforts to fill those orders.

             5.1.3 Safety Changes. If Supplier improves the safety, function, cost, or reliability of products that it builds for itself or for its other customers by changing a design, component, Part, supplier, or production process that may also be used in or in connection with a Product that Supplier builds for Buyer, then Supplier will inform Buyer of such improvement and implement changes to Product as approved by Buyer to incorporate such improvement in Products.

          5.2 ISO Requirements. For ISO compliance, the Supplier represents and warrants that the Supplier is ISO 9001 compliant. Compliance hereunder may be either by means of external accreditation or self-declaration. For external accreditation, Supplier will provide to Buyer, upon Buyer's request, a copy of Supplier's current registration, including the scope, Standard Industrial Classification code or equivalent, all locations involved, and any restrictions or exclusions. For self-declaration, Supplier will provide to Buyer, upon Buyer's request, a letter from Supplier's chief executive officer, chief operating officer, or other executive assuring that self-declaration was performed with due diligence based upon a previously executed internal audit report, and that such self-declaration has had executive management review and approval.

          5.3 Quality Audits and Records. Buyer may, or Buyer may have an independent third party ("Buyer's Quality Representative"), conduct audits of Supplier facilities or facilities of Supplier's designated subcontractors where work is being performed or materials are being delivered to Supplier in performance of Supplier's work for the Buyer under this SOW. Supplier shall, at Buyer's written request, permit access to Buyer or Buyer's Quality Representative to Supplier's and Supplier's designated subcontractors manufacturing operations for the Products. Such audits shall take place upon reasonable written notice during business hours. Such audits may relate to process control, quality inspection test data, internal audit reports, and other information related to the Product being manufactured in compliance with all the requirements of this SOW. Supplier will establish and maintain procedures for identification, collection, indexing, filing, storage, maintenance, and disposition of all quality records, including but not limited to, Statistical Process Control data, test and inspection records, and all other quality records required Buyer. The Supplier shall maintain a history file for all Products, by Part number, that tracks changes to the Product or Product component designs, materials, and/or manufacturing source. Supplier will make any or all of the aforementioned records available to Buyer or Buyer's Quality Representative for its review during audits.

          5.4 Document Control. Supplier shall ensure that all documents such as software/firmware, engineering drawings, specifications, contracts, policies, procedures, manufacturing process flow chart, and work instructions (including test procedures) are under revision control and are available to all necessary Buyer and/or Supplier Personnel in the manufacturing environment. Supplier shall have a system for the effective updating/removal of any obsolete documentation from all manufacturing areas.

          5.5 Product Traceability Requirements. Supplier shall establish and maintain procedures and processes for the identification and lot traceability of critical Product items during all stages of production, delivery, and installation per applicable ISO & EIA standards. Supplier will maintain backward traceability capabilities and ensure that its response time for traceability requests from Buyer does not exceed [*].

          5.6 Factors Affecting Product Quality. Supplier must promptly notify Buyer of any factors affecting Product quality. Supplier will not ship affected Products to Buyer without prior written approval from Buyer. Within [*] of Supplier's notification to Buyer pursuant to this section, Supplier will provide Buyer a proposed resolution plan including a description of the factor affecting Product quality, documentation of the Supplier plan to perform root cause analysis, a schedule of actions for the containment and correction of all affected Products, relevant traceability data for the affected Products, and a process ensuring the effectiveness of the actions to be taken hereunder.

          5.7 Review and Disposition of Nonconforming Product. Supplier shall have established, documented, and maintained procedures to ensure that Product, which does not conform to the requirements of the Agreement, is prevented from unintended use or shipment to the Buyer. If Buyer expressly instructs Supplier to ship nonconforming Product to the Buyer, then Supplier will describe the extent of such Product's non-conformance in writing and secure Buyer's written agreement prior to any shipment of any such non-conforming Product. If Supplier expressly notifies Buyer in writing of such non-

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

     conformance of Product and Buyer expressly accepts in writing such non-conforming Products, Buyer waives its right to make a claim for breach of warranty for the non-conformance that Buyer accepted.

          5.8 Periodic Quality Reviews. Supplier shall develop and implement a process for continuous Product improvement. Buyer may conduct reviews and/or hold meetings related to Supplier's performance under the SOW, including but not limited to the following respects, and may compare Supplier's performance with that of similarly situated suppliers:

             - Supplier's compliance with delivery dates in support of WAs issued by Buyer;

             - Supplier's compliance with Emergency Orders issued by Buyer hereunder;

             - Supplier's compliance with the targeted First Pass Yield (FPY) as described in the product quality plan as described in the appropriate Quality Plan, which is attached as an exhibit to the Product Unique Attachment (hereinafter referred to as, "Product Quality Plan");

             - Supplier's compliance with the targeted out-of-box audit (OOB) as set by the Parties in the Product Quality Plan;

             - Supplier's compliance with the targeted Incoming Product Quality
               Level (IPQL) as set by the Parties in the appropriate Product Quality Plan on a monthly basis;

             - Supplier's compliance with the targeted Field Replace Action
               Level (FRAL) as set by parties in the appropriate Product Quality Plan on a monthly basis;

             - Percentage of Products failing to function properly upon delivery
               (also known as the Product DOA rate);

             - Supplier's speed in taking corrective actions for any problems with Product identified by Buyer;

             - Supplier's implementation of lessons learned in previous periodic quality reviews.

          In any calendar month in which Supplier shows poor performance with respect to the criteria set forth above, Buyer may notify Supplier of such poor performance. In such case, Supplier will respond to Buyer with a proposed action plan within [*] of notification by Buyer and such plan shall respond to Buyer's specific concerns and demonstrate Supplier's ability to achieve the required measurements. Supplier's failure to successfully execute an action plan within a mutually agreed upon time frame shall be a material breach of the Agreement. Satisfying any or all criteria of this section shall not relieve Supplier of its warranties or other obligations of the Agreement.

     6.0 Emergency Orders

          6.1 Emergency Order Placement Process. If or when buffer stock of Product is not available to Buyer from a Supplier hub, Supplier will accept and respond to EOs from Buyer during Business Days, each day of the year. Supplier will provide contact information for EO coverage at all times. Supplier will respond to all EOs via fax, EDI (or other electronic commerce approach) and/or telephone, such EOs to be confirmed by Buyer with a written WA mailed, faxed, or electronically transmitted to Supplier within [*] of EO placement. EOs may include Buyer's WA number, Buyer's part number, part number description, quantity, unit Price, delivery date and ship to address. Supplier will deliver EO Products directly to the address specified in the EO and in accordance with this SOW.

          6.2 Emergency Order Shipment Responsibilities. Supplier will ship EOs in accordance with Buyer's instructions.

     7.0 Warranty Support

          7.1 Defective Products. Defective Products include any Products which fail to comply with the Functional Specifications and requirements, certifications, as specified in this SOW, the BA and/or WA.

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

          7.2 Warranty Period. The warranty redemption set forth in the section of the Base Agreement entitled, "Warranty Redemption" as it applies to the section of the Base Agreement entitled, "Ongoing Warranties" will be available to Buyer for all Products set forth in the applicable Product Unique Attachment for the Applicable Warranty Period. Such warranty redemption for Repaired Product shall be the [*] of the above period for the original Product or [*] after the Buyer's receipt of the Repaired Product. In no case, will the Applicable Warranty Period be for a period [*] that provided by Supplier to its most favored customers. Nothing in this section shall be deemed to affect or amend the ongoing duration of the remaining ongoing warranties.

          7.3 Warranty Redemption Logistics. Supplier will provide Buyer with information and processes by which Buyer is able to verify Product warranty entitlement. Where Supplier is required to ship Product pursuant to its warranty redemption responsibilities under the Agreement, Supplier will ship such Product to Buyer's designated "ship to" location via Buyer's designated carrier. Supplier will provide locations for Buyer to redeem Product warranty in the United States.

     8.0 Repair

          8.1 Required Replacement. All Parts of Products sent to Supplier for Repair that exhibit unsafe conditions (including but not limited to cracking, chafing, and/or other unsafe conditions) will be replaced with an identical (same manufacturer, part or model number, electrical/thermal rating, physical dimensions and agency approval) or an approved alternate Part (identical mechanical, electrical/thermal, physical, compositional and performance characteristics but different manufacturer). Compliance with this section will not relieve Supplier of its other obligations under the Agreement and this SOW.

          8.2 Scope of Repair Services. Supplier will make Repair Services available to Buyer as specified by Buyer in writing. Products sent to Supplier for Repair during the Applicable Warranty Period will be Repaired at no cost to Buyer and returned to Buyer at Supplier's cost. All Repaired Products must meet the requirements regarding CSPs set forth in this SOW. Repair Services will not be performed on Products sent for Repair a second time. In such event, Supplier will, at Buyer's discretion, provide Buyer a replacement Product, or credit or refund Buyer an amount equal to the Price paid by Buyer for the initial Repair (including associated shipping cost) and return the units to Buyer for scrapping. Supplier must maintain a history of Repair activities and provide a monthly report to Buyer.

          8.3 CSP Requirements. Products will only be classified as CSP with Buyer's written approval. Products classified as CSP may be used for field service only and may not be used in the manufacturing of a new Product. CSPs will meet the process mutually agreed upon between Buyer and Supplier.

     9.0 Website

          9.1 Website Maintenance. Supplier will maintain an internet website that will serve as a site where IBM Customers are able to access and download premium feature keys. Such internet website will display Buyer logo(s) and will not feature any reference, on the web page or in the URL, to Supplier.

          9.2 Use of IBM Name. Any use of IBM's name in connection with the aforementioned website will be submitted to IBM for prior written approval. Pending such approval, Supplier may not use the IBM name in any way that would bring it or IBM into disrepute. By using the IBM name, Supplier shall not acquire any rights in the name or any trademarks (if applicable). Any goodwill associated with the use of the IBM name shall be the sole property of Buyer.

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

ACCEPTED AND AGREED TO:                              ACCEPTED AND AGREED TO:
INTERNATIONAL BUSINESS MACHINES CORPORATION          LSI LOGIC STORAGE SYSTEMS, INC.


By:     /s/ ILLEGIBLE    2/25/03                     By:     /s/ DAVID N. [ILLEGIBLE]    8/20/03
        -----------------------------------------            -----------------------------------------
        Buyer Signature           Date                       Supplier Signature          Date


By:     for Bob Murphy                               By:     David N. [illegible]
        -----------------------------------------            -----------------------------------------
        Printed Name                                         Printed Name


By:     Director OEM Procurement                     By:     Sr. Director OEM Sales
        -----------------------------------------            -----------------------------------------
        Title & Organization                                 Title & Organization


By:                                                  By:
        -----------------------------------------            -----------------------------------------
        Buyer Address                                        Supplier Address
        3039 Cornwallis Road                                 1621 Barber Lane
        Research Triangle Park, NC 27709                     Milpitas, CA 95035
        USA                                                  USA

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